Exhibit 10.1

PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 17, 2019 by and between Investors Bancorp, Inc., a Delaware corporation (the “Company”), and Blue Harbour Group, L.P., a Delaware limited partnership (“Blue Harbour”).
WHEREAS, as of the date hereof, funds managed by Blue Harbour (collectively, the “Funds”) beneficially own 27,318,628 shares of the issued and outstanding common stock of the Company, par value $0.01 per share (the “Common Stock”), which represents approximately 9.94% of the issued and outstanding shares of Common Stock of the Company (the “Company Shares”);
WHEREAS, Blue Harbour desires to sell, and to cause the Funds to sell, and the Company desires to purchase, free and clear of any and all Liens, all of the Company Shares beneficially owned by Blue Harbour and the Funds; and
WHEREAS, the Company and Blue Harbour have determined to come to an agreement with respect to the Company Shares on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE; CLOSING
Section 1.1    Purchase and Sale. On the date of Closing Date (as hereinafter defined), upon the terms and subject to the conditions of this Agreement, Blue Harbour agrees to cause the Funds to sell, convey, assign, transfer and deliver to the Company, and the Company agrees to purchase from the Funds, the Company Shares, representing all of the Company Shares beneficially owned by Blue Harbour and the Funds, free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, “Liens”).
Section 1.2    Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery to the Company of the Company Shares, the Company shall, on the Closing Date, pay to Blue Harbour $335,661,250.37, without interest (the “Purchase Price”), representing a price per share of $12.2869 for each of the Company Shares purchased by the Company under this Agreement.
Section 1.3    Closing Matters.
(a)    Closing.

(i)	The closing of the purchase and sale of the Company Shares (the
“Closing”) pursuant to the terms of this Agreement shall occur on December 18, 2019 (the “Closing Date”).
(ii)The Closing and the obligations of the Company and Blue Harbour under Section 1.1 and Section 1.2, as applicable, shall be conditioned on the satisfaction or written waiver of the following conditions (collectively, the “Closing Conditions”): (A) no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition shall have been issued, enacted or promulgated by a court or other governmental or regulatory authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder; (B) the representations and warranties of the other party set forth in this Agreement shall be

Exhibit 10.1

true and correct as of the date of this Agreement and as of the Closing Date; and (C) timely performance by the other party in all material respects of all of its obligations under this Agreement required to be performed prior to or at the Closing.

(b)	Closing Deliveries.
(i)On the Closing Date, in accordance with Section 1.2, the Company shall deliver or cause to be delivered to Blue Harbour an amount equal to the Purchase Price by wire transfer of immediately available funds to one or more accounts as Blue Harbour shall designate in writing on or prior to the Closing Date.
(ii)On the Closing Date, Blue Harbour shall (A) deliver or cause to be delivered to the Company the certificates, if any, representing the Company Shares, duly and validly endorsed or accompanied by stock powers duly and validly executed, or (B) in lieu of any such certificates, Blue Harbour may arrange for an appropriate electronic transfer (including through Deposit and Withdrawal at Custodian (“DWAC”)) of the Company Shares to one or more accounts designated by the Company, in the case of each of (A) and (B), sufficient to convey to the Company good, valid and marketable title in and to the Company Shares, free and clear of any and all Liens.
Section 1.4. Resignation as Director. Concurrently with the execution of this Agreement, Blue Harbour has delivered the written resignation letter of Peter H. Carlin as a director of the Company and its wholly owned subsidiary, Investors Bank (the “Bank”), and any subsidiary or affiliate of the Company or the Bank, which resignation is conditioned on the occurrence of the Closing.
ARTICLE II
COVENANTS
Section 2.1    Public Announcement; Public Filings.
(a)Following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Company nor Blue Harbour (or its Affiliates or Representatives) shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party.
(b)No later than four (4) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide Blue Harbour and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of Blue Harbour and its Representatives.
(c)No later than two (2) Business Days following the date of this Agreement, Blue Harbour shall file with the SEC an amendment to its Schedule 13D in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including the terms of this Agreement and including this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. Blue Harbour shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

Exhibit 10.1

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BLUE HARBOUR
Blue Harbour makes the following representations and warranties to the Company:
Section 3. I    Existence; Authority. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite competence, power and authority to execute and deliver this Agreement to which such member is or will be a party, to perform its or his obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement to which such member is or will be a party.
Section 3.2    Enforceability. This Agreement has been duly and validly executed and delivered by Blue Harbour and, assuming due and valid authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each member of Blue Harbour, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.3    Ownership. Blue Harbour (and/or the Funds), is the sole beneficial owner of the Company Shares, free and clear of any and all Liens other than general pledge agreements that may be applicable in connection with prime brokerage or similar arrangements entered into by it, which shall not restrict obligations of Blue Harbour under this Agreement, including, but not limited to, selling the Company Shares to the Company (or causing the Funds to sell the Company Shares) in accordance with this Agreement. Blue Harbour (and/or the Funds) has full power and authority to transfer full legal ownership of Company Shares to the Company, and is not required to obtain the approval of any person or governmental or regulatory authority or organization to effect the sale of the Company Shares. Other than the Company Shares, neither Blue Harbour nor the Funds beneficially owns any shares of common stock of the Company.
Section 3.4    Good Title Conveyed. The stock certificates and stock powers, if any, executed and delivered by, or DWAC transfer in lieu of such stock certificates made by, or caused to be made by, Blue Harbour at the Closing will be valid and binding obligations of Blue Harbour (and/ or the Funds), enforceable in accordance with their respective terms, and vest in the Company good, valid and marketable title to all the Company Shares, free and clear of any and all Liens.
Section 3.5    No Conflict. The execution and delivery, and the performance by, Blue Harbour of its obligations hereunder and compliance by Blue Harbour with all of the provisions hereof and the consummation of the transactions described herein (a) shall not conflict with, or result in a breach or violation of, or default under, any contract to which any Blue Harbour or any of its Affiliates is a party,

(b)	shall not result in any violation or breach of any provision of its organizational documents, and
(c) shall not conflict with or result in any violation of any law applicable to it or any Affiliate, except with respect to each of (a) and (c), such conflicts, breaches, violations or defaults as would not reasonably be expected to materially and adversely affect the ability of Blue Harbour to perform its or his obligations under this Agreement.
Section 3.6    Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of Blue Harbour, threatened against it that could impair the ability of Blue Harbour to perform its or his obligations hereunder or to consummate the transactions contemplated hereby to which it or he is a party, except with respect to such suits, actions, investigations or proceedings as would not reasonably be expected to materially and adversely affect the ability of Blue Harbor to perform its or his obligations under this Agreement.

Exhibit 10.1

Section 3.7    Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any governmental or regulatory authority or organization having jurisdiction over Blue Harbour is required in connection with the execution, delivery and performance by it of this Agreement or the consummation of any transactions contemplated hereby to which it is a party.
Section 3.8    Other Acknowledgments. Blue Harbour (1) is a sophisticated person familiar with transactions similar to those contemplated by this Agreement, (2) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Company Shares hereunder and (3) has independently and without reliance upon the Company, and based on such information and the advice of such advisors as it has deemed appropriate, made its own analysis and decision to enter into this Agreement. Blue Harbour has asked questions of the Company and has made a full evaluation of the risks and merits of the repurchase transaction that is the subject of this Agreement. Blue Harbour hereby waives any right to additional consideration with respect to the Company Shares, and acknowledges that none of the Company or its Affiliates or agents is acting as a fiduciary or financial or investment adviser to it, and has not given it any investment advice, opinion or other information on whether the sale of the Company Shares is prudent. Blue Harbour understands and acknowledges that the Company is not making, and has not made, any statement, representation or warranty to it concerning: (i) the fairness or adequacy of the Purchase Price, (ii) the current or likely future value of the Company Shares, (iii) the markets, business, products, management, technical or marketing capabilities, financial affairs or prospects of the Company or (iv) any other matter that has been relied upon by it or its legal counsel or advisors in assessing the value of the Company Shares or determining whether to enter into this Agreement upon the terms and conditions set forth herein.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYERS AND THE COMPANY
The Company hereby makes the following representations and warranties to Blue Harbour:
Section 4.1    Existence; Authority. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company, has all requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement.
Section 4.2    Enforceability. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Blue Harbour, this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 4.3    Absence of Litigation. As of the date hereof, other than as described in the Company’s public filings with the SEC, there is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company that could impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby, except with respect to such suits, actions, investigations or proceedings as would not reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations under this Agreement.
Section 4.4 No Conflict. The execution and delivery by the Company and the performance by the Company of its obligations hereunder and compliance by the Company with all of the provisions hereof and the consummation by the Company of the transactions described herein (a) shall not conflict with, or result in a breach or violation of, or default under, any contract to which the Company is a party,
(b) shall not result in any violation or breach of any provision of the organizational documents of the Company and (c) shall not conflict with or result in any violation of any law applicable to the Company or

Exhibit 10.1

any of its properties or assets, except with respect to each of (a) and (c), such conflicts, breaches, violations or defaults as would not reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations under this Agreement.
Section 4.5    Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any governmental or regulatory authority or organization having jurisdiction over the Company is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of any transactions contemplated hereby to which it is a party.
ARTICLE V
MISCELLANEOUS
Section 5.1    Survival. Each of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement. Each representation, warranty, covenant and agreement contained in this Agreement is independent of each other representation, warranty, covenant and agreement contained in this Agreement. Except as expressly set forth in this Agreement, no party has made any representation, warranty, covenant or agreement and the parties expressly disclaim reliance on any extra contractual statement or omissions.
Section 5.2    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, email, facsimile, cable, telecopy or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows:
If to the Company:
Investors Bancorp, Inc.
101 JFK Parkway
Short Hills, NJ 07078
Attention: Brian F. Doran, Esq., Executive Vice President and General Counsel Email: bdoran@myinvestorsbank.com

With copies to:

Luse Gorman, PC
5335 Wisconsin Ave, NW
Washington, DC 20015
Attention: John J. Gorman, Esq. Email: jgorman@luselaw.com
If to Blue Harbour:
Blue Harbour Group, L.P.
646 Steamboat Road
Greenwich, CT 06830
Attention: General Counsel
Email: rrasamny@bhgrp.com

With copies to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

Exhibit 10.1

Attention: Eleazer N. Klein & Aneliya S. Crawford
Email: eleazer.klein@srz.com

Section 5.3    Certain Definitions. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any during the Restrictive Period become Affiliates or Associates of any applicable person or entity referred to in this Agreement,;
(b)    the terms “beneficial ownership” or “beneficially owned” shall have the meanings set forth in Rule 13d-3 under the Exchange Act; (c) the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (d) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a third party that, in each case, that results in a change in control of the Company or the sale of substantially all of its assets; (e) the term
“Representatives” means: (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, financial, legal or other advisors, insurance carriers, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (f) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party; and (g) the Company and Blue Harbour will be referred to herein individually as a “party” and collectively as “parties.”
Section 5.4    Specific Performance. The Company and Blue Harbour acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.
Section 5.5    Expenses. All fees and expenses incurred by a party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.
Section 5.6    Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
Section 5.7    Waiver. Any waiver of any term or condition of this Agreement must be in writing and signed by the party to be charged. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
Section 5.8    Severability. If any term, provision, covenant or restriction of this Agreement is held by a Delaware Court to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding.

Exhibit 10.1

Section 5.9    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that, this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld. Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.
Section 5.10    Entire Agreement: Amendments: Third Party Beneficiaries. This Agreement (including any Exhibits hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements (including that agreement made and entered into as of March 27, 2017, by and among the Company and Blue Harbour) and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth in the following sentence, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.
Section 5.11    Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 5.12    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its choice of law principles to the extent that the application of the laws of another jurisdiction would be required thereby.
Section 5.13    Submission to Jurisdiction; Waiver of Jury Trial. Each party hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the courts of the State of Delaware (the “Delaware Courts”), and any appellate court from any decision thereof, in any Legal Proceeding with respect to the subject matter of this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Legal Proceeding shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Legal Proceeding with respect to the subject matter of this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court and
(d) agrees that a final non-appealable judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties waive any right to a trial by jury with respect to any Legal Proceeding.
Section 5.14    Counterparts: Facsimile. This Agreement may be executed in counterparts, including by facsimile or PDF electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
Section 5.15    Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
Section 5.16    Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

[Signature Pages Follow]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

INVESTORS BANCORP, INC.

By: /s/ Kevin Cummings
Name: Kevin Cummings
Title: Chairman and CEO

BLUE HARBOUR GROUP, L.P.

By: /s/ Robert Rasamny
Name: Robert Rasamny
Title: General Counsel

[Signature Page to Stock Repurchase Agreement]